    News Release

Denbury Stockholders Approve Merger with ExxonMobil

PLANO, Texas – October 31, 2023 – Denbury Inc. (NYSE: DEN) (“Denbury”) today announced that, at its Special Meeting of Stockholders held earlier today, Denbury stockholders voted to approve its merger with Exxon Mobil Corporation (“ExxonMobil”) (NYSE: XOM). As previously announced, under the terms of the merger agreement, ExxonMobil will acquire all of the outstanding shares of Denbury at an exchange ratio of 0.84 shares of ExxonMobil for each Denbury share.

According to preliminary results, Denbury stockholders approved the transaction with more than 75% of the total shares outstanding and 99% of the shares voted in support of the merger. The final voting results of Denbury’s Special Meeting will be reported in a Form 8-K to be filed tomorrow, November 1, 2023, with the U.S. Securities and Exchange Commission.

The closing of the transaction remains subject to customary closing conditions and is expected to occur on November 2, 2023.

About Denbury

Denbury is an independent energy company with operations and assets focused on Carbon Capture, Utilization, and Storage (“CCUS”) and Enhanced Oil Recovery (“EOR”) in the Gulf Coast and Rocky Mountain regions. For over two decades, the Company has maintained a unique strategic focus on utilizing CO2 in its EOR operations and since 2012 has also been active in CCUS through the injection of captured industrial-sourced CO2. The Company currently injects over four million tons of captured industrial-sourced CO2 annually, with an objective to fully offset its Scope 1, 2, and 3 CO2 emissions by 2030, primarily through increasing the amount of captured industrial-sourced CO2 used in its operations. For more information about Denbury, visit www.denbury.com.

DENBURY IR CONTACTS
Brad Whitmarsh, 972.673.2020, brad.whitmarsh@denbury.com
Beth Palmer, 972.673.2554, beth.palmer@denbury.com
Denbury Inc.    1